EXHIBIT 4.1
                                                                     -----------

                                                               Execution Version


                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

         AMENDMENT NO. 1, dated as of May 10, 2005, to the Rights Agreement dated as of January 25, 2004 (the "RIGHTS AGREEMENT"), between Hollinger International Inc., a Delaware corporation (the "COMPANY"), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the "RIGHTS AGENT"). Unless otherwise provided in this Amendment No.1 all capitalized terms have the respective meanings assigned to them in the Rights Agreement.

         WHEREAS, the Company and the Rights Agent entered into the Rights Agreement, specifying the terms of the Rights (as defined therein);

         WHEREAS, the Company desires to amend the Rights Agreement to amend the definition of "Exempt Stockholder";

         WHEREAS, the Company further desires to amend the Rights Amendment to renumber certain sections of the Rights Agreement which were incorrectly numbered in the original Rights Agreement;

         WHEREAS, the amendment of the Rights Agreement set forth in this Amendment No. 1 has been approved by the Committee in accordance with the Rights Agreement; and

         WHEREAS, the amendment of the Rights Agreement set forth in this Amendment No. 1 does not affect the rights, duties or obligations of the Rights Agent and therefore does not require the approval of the Rights Agent.

         NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

         1. Section 1(j) of the Rights Agreement is amended by deleting the definition of the term "Exempt Stockholder" set forth therein in its entirety and substituting therefore a new definition of the term "Exempt Stockholder" reading as follows:

                  "EXEMPT STOCKHOLDER" shall mean (a) Lord Black of Crossharbour and any Person that is and remains a controlled Affiliate of Lord Black of Crossharbour, including as of the date hereof Hollinger Inc.; PROVIDED, that each such Person shall only be deemed to be an Exempt Stockholder for so long as Lord Black together with all his controlled Affiliates beneficially own no more Class B Common Shares or Class A Common Shares than Lord Black and his Affiliates beneficially own as of January 24, 2004, which represent approximately 73% of the voting power represented by all Common Shares; and PROVIDED, FURTHER that any equity securities of the Company that may be issued, granted or purchased

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                                                                               2


         by Lord Black following the date of this Agreement pursuant to any employee benefit plan of the Company or any of its Subsidiaries or otherwise received as compensation from the Company shall not be counted for purposes of calculating the percentage beneficially owned by Lord Black for purposes of the immediately preceding proviso; and
         (b) RSM Richter Inc. ("RICHTER"), in its capacity (but solely in its capacity) as (x) interim receiver, receiver and manager of the assets, undertakings and properties of Ravelston Corporation Limited ("RCL") and Ravelston Management Inc. ("RMI") pursuant to the Receivership Order of the Ontario Superior Court of Justice dated April 20, 2005, and (y) monitor of RCL and RMI pursuant to the CCAA Initial Order of the Ontario Superior Court of Justice dated April 20, 2005 (Richter, in its capacities as interim receiver, receiver, manager and monitor pursuant to the foregoing orders of the Ontario Superior Court of Justice, is referred to as the "RECEIVER"), and any Person which as of April 20, 2005 was a direct or indirect Subsidiary of RCL or RMI (a "RAVELSTON SUBSIDIARY"); provided, that each such Ravelston Subsidiary shall only be deemed to be an Exempt Stockholder for purposes of this clause (b) for so long as (x) it is and remains a Ravelston Subsidiary,
         (y) Richter remains Receiver, and (z) Richter, in its capacity as Receiver, beneficially owns no more Class B Common Shares or Class A Common Shares than were beneficially owned by RCL and RMI on April 20, 2005.

         2.       The following Sections are hereby renumbered as follows:

            ORIGINAL                                                          RENUMBERED
         SECTION NUMBER                     SECTION HEADING                 SECTION NUMBER
         --------------                     ---------------                 --------------
               22            Change of Rights Agent                               21
               23            Issuance of New Right Certificates                   22
               24            Redemption; No Rights Until Determination            23
                             Date
               25            Exchange                                             24
               26            Notice of Certain Events                             25
               27            Notices                                              26
               28            Supplements and Amendments; Special                  27
                             Committee Review
               30            Successors                                           28

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                                                                               3


            ORIGINAL                                                          RENUMBERED
         SECTION NUMBER                     SECTION HEADING                 SECTION NUMBER
         --------------                     ---------------                 --------------
               31            Determinations and Actions by the Board              29
               33            Benefits of this Agreement                           30
               34            Severability                                         31
               35            Governing Law                                        32
               36            Consequential Damages                                33
               37            Counterparts                                         34
               38            Descriptive Headings                                 35

         3. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

         4. This Amendment shall be effective as of the date first written above and, except as set forth above, the Rights Agreement shall remain in full force and effect and shall otherwise be unaffected hereby.

         IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to be duly executed as of the date first written above.

                                          HOLLINGER NTERNATIONAL INC.



                                          By /s/ James R. Van Horn
                                             ------------------------
                                             Name:  James R. Van Horn
                                             Title: VP, General Counsel
                                                    and Secretary


Acknowledged as of the date first set forth above:

MELLON INVESTOR SERVICES LLC,
As Rights Agent



By /s/ Kenneth Franke
   ---------------------------
   Name:  Kenneth Franke
   Title: Relationship Manager